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                                BAAN COMPANY N.V.

                                   EXHIBIT 11.1
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                           Three Months Ended  Six Months Ended
                                                June 30,            June 30,
                                           -----------------   -----------------
                                             1997      1996      1997      1996
                                           -------   -------   -------   -------
      Primary (i)
          Weighted average common shares
                outstanding ............    91,186    87,645    90,774    87,140
          Dilutive stock options .......     7,112     6,898     7,211     6,884
                                           -------   -------   -------   -------
                                            98,298    94,543    97,985    94,024
                                           =======   =======   =======   =======

          Net income ...................   $16,386   $ 6,863   $28,703   $11,194
                                           =======   =======   =======   =======

          Net income per share .........   $  0.17   $  0.07   $  0.29   $  0.12
                                           =======   =======   =======   =======


              (i) The difference between primary and fully diluted
                       earnings per share is immaterial.


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